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                                                                    EXHIBIT 99.1


September 9, 2005
1200 Hours EDT

PRESS RELEASE

In the aftermath of Hurricane Katrina, International Shipholding Corporation's
(ISC) New Orleans office remains closed. As ISC continues to assess the status of their New Orleans office, ISC has established operations in Baton Rouge, Louisiana, and Houston, Texas, to serve as alternate locations for New Orleans. ISC's New York office remains fully operational. The addresses for ISC's Baton Rouge and Houston offices are detailed below:

BATON ROUGE
International Shipholding Corporation
5555 Hilton Avenue
Suite 310
Baton Rouge, LA  70808

HOUSTON
International Shipholding Corporation
10050 Northwest Freeway
Suite 175
Houston, TX  77092

ISC's Forest Lines, Inc. and Waterman Steamship Corporation LASH Vessel Operations in the United States Gulf, which have utilized the Port of New Orleans as an operating focal point, have been relocated to Lake Charles, Louisiana. The utilization of Lake Charles, Louisiana, will allow the LASH Vessel Operations to continue without interruption and will provide access to the Mississippi River through the Port Allen Cut Off just south of Baton Rouge. All ISC's LASH Barges, which were located in the Port of New Orleans at the time of Hurricane Katrina, have been moved up river and are undamaged.

ISC's rail ferry service operating between New Orleans and Coatazacoalcos is temporarily suspended while ISC evaluates alternatives. Aerial reconnaissance of the rail ferry service's New Orleans transfer facility/warehouses, rail yard and vessel loading/unloading facility has confirmed that the facilities are intact. In addition, the railroads serving New Orleans are actively working to repair rail infrastructure and rail connections to New Orleans.

ISC's international/regional banking activities and financial controls are functional and operational. In addition, it is expected that ISC's Information Systems will be operational shortly.

Niels M. Johnsen
International Shipholding Corporation
One Whitehall Street
New York, New York
Telephone: 212-943-4141